Consent of Independent Public Accounting Firm

We consent to the reference to our firm and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the consolidated financial statements of Horne Engineering Services Inc. included in the Current Report on Form 8-K/A of Spectrum Sciences & Software Holdings Corp. dated July 26, 2005 and filed with the Securities and Exchange Commission.

/s/ RUBINO & MCGEEHIN, CHARTERED

July 26, 2005
Bethesda, MD